Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112598



PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED APRIL 21, 2004




                         CASUAL MALE RETAIL GROUP, INC.

                        $100,000,000 Principal Amount of
                   5% Convertible Subordinated Notes Due 2024
                                       and
          Shares of Common Stock Issuable Upon Conversion of the Notes
                                _________________

      This prospectus supplement relates to the resale by the selling securityholders (including their transferees, pledgees or donees or their successors) of up to $100 million aggregate principal amount of 5% Convertible Subordinated Notes due 2024 issued by Casual Male Retail Group, Inc. and the shares of common stock issuable upon conversion of the notes.

      This prospectus supplement should be read in conjunction with the prospectus dated April 21, 2004, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

      Investing in the notes or the common stock offered by the prospectus involves risks that are described in the "Risk Factors" section beginning on page 8 of the prospectus.

                                _________________

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                _________________

      The date of this prospectus supplement is December 14, 2004.

      The information in the table appearing under the heading "Selling Securityholders" beginning on page 46 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus, and by superceding the information with respect to persons listed in the prospectus that are listed below.

      The following table sets forth certain information as of October 25, 2004, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $10.65 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or convert all of the notes and sell all of the common stock issuable upon conversion of the notes offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.


                                                                             Other
                                                                             Shares of
                                                                             Common
                                                                             Stock
                                                             Shares of       Beneficially
                                Aggregate                    Common          Owned
                                Principal                    Stock           Before the
                                Amount of                    Issuable        Offering and    Percentage of
                                Notes         Percentage     Upon            Assumed to      Common
                                Beneficially   of Notes      Conversion      be Owned        Stock
                                Owned and     Outstanding    of the Notes    Following       Outstanding
Name*                           Offered           **             ***          the Offer          ****
-------------------------       ------------  -----------    ------------    ------------    -------------

Alexandra Global Master
  Fund Ltd. (1)                  6,450,000        6.5%         605,655          None              -
Coastal Convertibles Ltd. (2)    1,000,000        1.0%          93,900          None              -


-----------------------
(1) Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra") serves as investment advisor to Alexandra Global Master Fund Ltd. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra. By reason of such relationships, Alexandra and Messrs. Filimonov and Sogoloff may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Alexandra and Messrs. Filimonov and Sogoloff disclaims beneficial ownership of such shares of common stock.

(2) Harbor Capital Management LLC is the investment advisor to Coastal Convertibles Ltd. with respect to the securities listed on the table. Jay Lurie and Elliot Sloyer exercise voting and investment power over such securities on behalf of Harbor Capital Management LLC. Tradewind Fund 1 L.P. and Zephyr Fund Ltd. are the controlling shareholders of Coastal Convertibles Ltd.


                                                                             Other
                                                                             Shares of
                                                                             Common
                                                                             Stock
                                                             Shares of       Beneficially
                                Aggregate                    Common          Owned
                                Principal                    Stock           Before the
                                Amount of                    Issuable        Offering and    Percentage of
                                Notes         Percentage     Upon            Assumed to      Common
                                Beneficially   of Notes      Conversion      be Owned        Stock
                                Owned and     Outstanding    of the Notes    Following       Outstanding
Name*                           Offered           **             ***          the Offer          ****
-------------------------       ------------  -----------    ------------    ------------    -------------

S.A.C. Arbitrage Fund, LLC (3)   2,700,000        2.7%         253,530          None              -


---------------------
*     Other selling securityholders may be identified at a later date.

      Certain selling securityholders are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an "underwriter" within the meaning of the Securities Act of 1933.

** Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding Notes.

*** Assumes conversion of all of the holder's notes at our initial conversion rate of approximately 93.90 shares of common stock per 1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion." As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share


-----------------------------

(3) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors") and S.A.C. Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management") share all investment and voting power with respect to the securities held by SAC Arbitrage Fund. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities listed in this prospectus supplement.

      amount resulting from conversion of the notes, as described under "Description of Notes--Conversion."

**** Based on the 35,073,153 outstanding shares of CMRG as of January 31, 2004, none of these selling securityholders would beneficially own 1% or more of the outstanding shares following the sale of securities in the offering.



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